Exhibit 99.1

eLandia Posts Record Results for Third Quarter 2008

Company Reports Record Quarterly Revenues

CORAL GABLES, Fla.—(BUSINESS WIRE)—eLandia International (OTCBB:ELAN - News) today filed its form 10Q reporting results for the third quarter ending 2008. The complete text of this report can be found on www.sec.gov.

Financial highlights for the third quarter of 2008 included consolidated revenues of $54 million, a quarterly record representing a 58% increase over the previous quarter. The company’s consolidated revenues for the first nine months of 2008 totaled $130 million.

The company improved earnings before interest, taxes, depreciation and amortization, or EBITDA, by $9.6 million, for the third quarter and ended the quarter with $(2.3) million, representing an 81% improvement over the previous quarter of $(11.9) million. The company’s reported EBITDA excludes the impact of approximately $440 thousand of non-cash stock option compensation expense compared to $278 thousand reported in the second quarter. The company also reported a consolidated operating improvement of $9 million ending the quarter with $(4.9) million, as compared to $(13.9) million in the previous quarter, a 65% improvement.

“Strong demand for technology services in emerging markets, combined with solid execution of our new strategy, focusing on revenue growth, cost minimization and overall continued improvement of our operations drove our results for the third quarter,” said Pete Pizarro, Chief Executive Officer for eLandia. “We will continue to build on our positive momentum to meet our objectives of achieving positive net income and EBITDA during the fourth quarter, which is generally a strong seasonal quarter.”

The company ended the quarter with total assets of $221.0 million with consolidated cash and cash equivalents of $34.8 million and short-term investments of $16.2 million, for a total of $51 million. Moreover, the company has a commitment from Stanford International Bank, Ltd. for additional funding in the amount of $40 million.

“We have a solid balance sheet and cash position, and our outlook for operational performance remains positive,” said Harley (Mike) Rollins, Chief Financial Officer for eLandia. “We believe fourth quarter results will continue to demonstrate revenue growth and improved operating results.”

Presentation of Non-GAAP Information

The terms EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of eLandia believes is useful to investors in evaluating the Company’s results. This non-GAAP financial measure should be considered in addition to, and not as a replacement for, or superior to, either income from continuing operations, as an indicator of eLandia’s operating performance, or cash flow, as a measure of eLandia’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. eLandia’s management believes that presenting EBITDA as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating eLandia’s operating performance in some of the same manners that management does because EBITDA excludes certain items that are not directly related to eLandia’s core operating performance. eLandia’s management references this non-GAAP financial measure in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

About eLandia

With over 3,000 business customers and a presence in 17 countries, eLandia (OTC BB: ELAN.OB - News) and its family of companies deliver an array of information and communications technology (ICT) services to emerging markets experiencing rapid development, predominantly focusing on Latin America, the Caribbean and the South Pacific. eLandia assists its customers to implement world-class integrated infrastructure solutions and cutting-edge networking technologies, and to build highly-qualified local workforces to enable their businesses to transform and integrate into the global economy.

This press release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” expect,” anticipate,” project,” and conditional verbs such as “may,” “could,” and “would,” and other similar expressions. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated.

Contact:

eLandia International

Javier Rodriguez, SVP, Communications & Marketing

305-415-8800

jrodriguez@elandiagroup.com